Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports First Quarter 2007 Results
Highlights:
•	Distributable cash flow of $28.3 million, down 17%

•	Revenues of $50.2 million, up 8%

•	Net income of $21.9 million, down 23% to $0.28 per unit

•	Positive outlook for the remainder of 2007, reaffirms guidance
HOUSTON, May 3, 2007 – Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported distributable cash flow of $28.3 million, down from the $34.3 million reported for the first quarter 2006. Net income decreased to $21.9 million, or $0.28 per unit, for the first quarter of 2007, compared to $28.5 million, or $0.51 per unit, for the first quarter of 2006. Net income in the first quarter 2006 included a $2.2 million gain from the sale of timber assets. Although revenues were up 8%, the issuance of equity in the first quarter of 2007 for the Cline and Dingess-Rum acquisitions accounts for a significant portion of the difference in the net income per unit.
“NRP anticipated that the first quarter would be its weakest quarter of the year due to the start-up of the Cline operations in the Illinois Basin and Northern Appalachia. However, our results for this quarter were less than expected due to slower than anticipated development at Cline, together with tough operating conditions at a longwall mine on the Dingess-Rum property,” said Nick Carter, President and Chief Operating Officer. “We believe that the operations we recently acquired will be significant contributors to NRP’s future and we are reaffirming our current 2007 guidance for net income of $1.42 to $1.58 per unit. We will continue to monitor our lessees’ production and sales prices during the second quarter and update our annual guidance if necessary.”

	Highlights
	1Q07	4Q06	1Q06
	(in thousands except per ton and per unit)
Coal Production:	13,510	11,905	14,015
Coal Royalty Revenues:	$40,973	$35,213	$39,110
Average coal royalty revenue per ton:	$3.03	$2.96	$2.79
Total revenues:	$50,207	$41,672	$46,528
Net income:	$21,881	$23,248	$28,524
Average units outstanding in quarter:	63,295	50,681	50,681
Net income per unit:	$0.28	$0.38	$0.51
Distributable cash flow:	$28,343	$33,749	$34,300

NRP Reports 1st Quarter 2007 Results	Page 2 of 9
First Quarter 2007 Compared to First Quarter 2006
Total revenues increased 8% to $50.2 million for the first quarter of 2007, compared to $46.5 million reported for the same period last year.
First quarter 2007 coal royalty revenues increased 5% to $41.0 million from $39.1 million last year as the partnership continued to experience increased coal royalty revenues per ton in all regions. Coal royalty revenues increased due to a 9% improvement in the average coal royalty revenue per ton to $3.03 in the first quarter 2007 from $2.79 for the same period last year. These increases in price more than offset the 4% decrease in production volumes from last year’s comparable quarter. Total production for the partnership was 13.5 million tons compared to 14.0 million tons last year. Central Appalachia increased due to acquisitions, while production in all other regions was down.
In the first quarter, the properties acquired in the Cline acquisition experienced delays while ramping up to full production. Similarly, one of the longwall mines acquired in the Dingess-Rum acquisition encountered difficult operating conditions in the first quarter, which contributed to lower than expected production. NRP anticipates that this mine will return to full operation. NRP remains confident that these projects will be large positive contributors to revenues through the rest of the year.
Aggregate royalties, coal processing fees, and transportation fees, all new lines of business for NRP, generated approximately $3.1 million in the first quarter of 2007. Coal processing and transportation revenues are expected to increase over the remainder of the year as additional production is forecasted, particularly from the Cline properties. Oil and gas revenues decreased from $1.7 million in the first quarter 2006 to $1.3 million in 2007, predominantly due to lease bonus payments received in the first quarter of 2006 on several new leases. Other revenues also decreased year-over-year due to a $2.2 million gain on the sale of timber properties reported during the comparable 2006 period.
Total expenses increased 46% to $21.8 million from $14.9 million for the first quarter 2006. General and administrative expenses increased to $6.6 million from $4.1 million due predominantly to accruals on long term incentive plans and additional staff added to handle NRP’s latest acquisitions. Property, franchise and other taxes increased $0.9 million mainly due to taxes on properties acquired since last year, a significant portion of which are offset by reimbursements from our lessees which are recorded in revenues. Depreciation, depletion and amortization, a non-cash item, accounted for $3.9 million of the increase in total expenses.
Interest expense increased $3.7 million over last year to $7.3 million due to additional borrowings associated with acquisitions completed during the last year.

NRP Reports 1st Quarter 2007 Results	Page 3 of 9
Acquisitions and Capital Structure
During the first quarter of 2007, NRP issued an additional 13,710,072 units and paid $12.7 million for property acquisitions. This increase in the number of units has had a dilutive effect on the first quarter 2007 results, but will become accretive as those properties increase production. NRP anticipates that these acquisitions will provide significant long-term growth potential.
Also during the quarter, NRP completed a private placement of $225 million of senior unsecured notes with a 10-year average life that fixed interest rates at 5.82% until 2024. Proceeds from the private placement were used to repay the revolving credit facility. With the issuance of new units in the first quarter, NRP has lowered its debt to total capitalization to 38% from 51% at December 31, 2006, rebalancing its debt to equity and strengthening its balance sheet.
Market Outlook
Coal royalty revenues from our Appalachian properties represented 90% of NRP’s total coal royalty revenues for the quarter ended March 31, 2007, and thus a significant portion of NRP’s total revenue is correlated with Appalachian coal prices. While Appalachian spot coal prices declined during 2006 with a relatively mild summer and higher utility stockpiles, NRP has not seen any negative impact on the royalty per ton that it received from its Appalachian properties in the first quarter due to the longer term sales contract structures of NRP’s lessees.
“We have seen signs that the price environment in Appalachia has firmed up and will continue to move in a positive direction over the remainder of 2007. While year over year production was down, we saw a 13% increase in production this quarter from the fourth quarter 2006 and a $0.07 per ton increase in the average royalty revenue per ton,” said Nick Carter. “There has been some curtailment in production in Central Appalachia and some planned moves of production from our properties to adjacent property owned by other parties, but this has more than been offset by our recent acquisitions. Over the course of the year, we do anticipate production increases on the Cline properties. ”
A recent federal court decision in West Virginia has created some regulatory uncertainty in the coal industry in that state. Although one of the revoked permits related to an operation mining on reserves that NRP acquired in the Dingess-Rum acquisition, the federal court has ruled that NRP’s lessee can continue to operate under its existing permits pending the reconsideration of these permits by the Corps of Engineers.
Distributions
On April 19, the partnership announced its fifteenth consecutive increase in its quarterly distribution to $0.455 per unit or $1.82 on an annualized basis, a 15% increase over the first quarter distribution last year. The distribution will be paid on May 14, 2007 to unitholders of record on May 1, 2007. Corbin J. Robertson, Jr., Chairman and Chief

NRP Reports 1st Quarter 2007 Results	Page 4 of 9
Executive Officer said, “This distribution reflects our positive forward view of the underlying fundamentals of our revenue base and our expectations for continued growth across our portfolio.”
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2007 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

07-12	-Financial statements follow-

NRP Reports 1st Quarter 2007 Results	Page 5 of 9
NATURAL RESOURCE PARTNERS L.P.
OPERATING STATISTICS
(In thousands, except per ton data)

	For the three months ended
	March 31,
	2007	2006
	(Unaudited)
Coal:
Coal royalty revenues:
Appalachia
Northern	$2,588	$3,307
Central	30,429	25,842
Southern	4,039	5,484

Total Appalachia	$37,056	$34,633
Illinois Basin	1,114	1,953
Northern Powder River Basin	2,803	2,524

Total	$40,973	$39,110

Sales volumes (tons):
Appalachia
Northern	1,283	1,732
Central	9,291	8,195
Southern	1,033	1,426

Total Appalachia	11,607	11,353
Illinois Basin	502	1,162
Northern Powder River Basin	1,401	1,500

Total	13,510	14,015

Average royalty revenue per ton:
Appalachia
Northern	$2.02	$1.91
Central	3.28	3.15
Southern	3.91	3.85

Total Appalachia	$3.19	$3.05
Illinois Basin	2.22	1.68
Northern Powder River Basin	2.00	1.68

Total	$3.03	$2.79

Aggregates:
Production:	1,341	—
Average base royalty per ton:	$1.18	—

NRP Reports 1st Quarter 2007 Results	Page 6 of 9
NATURAL RESOURCE PARTNERS L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2007	2006
	(Unaudited)
Revenues:
Coal royalties	$40,973	$39,110
Aggregate royalties	1,745	—
Coal processing fees	918	—
Transportation fees	461	—
Oil and gas royalties	1,258	1,719
Property taxes	2,228	1,749
Minimums recognized as revenue	454	371
Override royalties	1,018	303
Other	1,152	3,276

Total revenues	50,207	46,528
Operating costs and expenses:
Depreciation, depletion and amortization	11,752	7,853
General and administrative	6,634	4,115
Property, franchise and other taxes	3,101	2,245
Transportation costs	43	—
Coal royalty and override payments	286	691

Total operating costs and expenses	21,816	14,904

Income from operations	28,391	31,624
Other income (expense)
Interest expense	(7,327)	(3,618)
Interest income	817	518

Net income	$21,881	$28,524

Net income attributable to:
General partner(1)	$2,819	$2,095

Other holders of incentive distribution rights(1)	$1,283	$821

Limited partners	$17,779	$25,608

Basic and diluted net income per limited partner unit:
Common	$0.28	$0.51

Subordinated	$0.28	$0.51

Class B	$0.28	$—

Weighted average number of units outstanding:
Common	50,893	33,651

Subordinated	11,354	17,030

Class B	1,048	—

(1)	Other holders of the incentive distribution rights (IDRs) include the WPP Group at 25% and NRP Investment LP at (10%). The net income allocated to the general partner includes the general partner’s portion of the IDRs (65%).

NRP Reports 1st Quarter 2007 Results	Page 7 of 9
NATURAL RESOURCE PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the three months ended
	March 31,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net income	$21,881	$28,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,752	7,853
Non-cash interest charge	94	100
Gain from sale of timber assets	—	(2,176)
Change in operating assets and liabilities:
Accounts receivable	(4,072)	(4)
Other assets	221	268
Accounts payable and accrued liabilities	198	37
Accrued interest	(434)	1,906
Deferred revenue	3,901	(632)
Accrued incentive plan expenses	(3,195)	371
Property, franchise and taxes payable	397	403

Net cash provided by operating activities	30,743	36,650

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(13,972)	(35,000)
Current payable assumed in business combination	1,154	—
Proceeds from sale of timber assets	—	3,932
Cash placed in restricted accounts	(6,242)	—

Net cash used in investing activities	(19,060)	(31,068)

Cash flows from financing activities:
Proceeds from loans	237,000	50,000
Deferred financing costs	(1,107)	—
Repayment of loans	(226,192)	(15,000)
Distributions to partners	(34,126)	(20,905)
Contribution by general partner	2,315	—

Net cash provided by (used in) financing activities	22,110	14,095

Net increase (decrease) in cash and cash equivalents	(10,427)	19,677
Cash and cash equivalents at beginning of period	66,044	47,691

Cash and cash equivalents at end of period	$55,617	$67,368

Supplemental cash flow information:
Cash paid during the period for interest	$7,648	$1,600

Non-cash investing activities:
Units issued in business combinations	$343,622	$—
Liability assumed in business combination	1,950

NRP Reports 1st Quarter 2007 Results	Page 8 of 9
NATURAL RESOURCE PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$55,617	$66,044
Restricted Cash	6,242	—
Accounts receivable, net of allowance for doubtful accounts	27,113	23,357
Accounts receivable – affiliate	337	21
Other	791	1,411

Total current assets	90,100	90,833
Land	24,522	17,781
Plant and equipment, net	49,069	29,615
Coal and other mineral rights, net	1,012,948	798,135
Intangible assets, net	107,027	—
Loan financing costs, net	3,223	2,197
Other assets, net	1,207	932

Total assets	$1,288,096	$939,493

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$3,837	$1,041
Accounts payable – affiliate	691	105
Current portion of long-term debt	9,542	9,542
Accrued incentive plan expenses – current portion	3,224	5,418
Property, franchise and other taxes payable	4,727	4,330
Accrued interest	3,412	3,846

Total current liabilities	25,433	24,282
Deferred revenue	24,555	20,654
Asset retirement obligation	39	—
Accrued incentive plan expenses	3,578	4,579
Long-term debt	465,099	454,291
Partners’ capital:
Common units	641,357	338,912
Subordinated units	81,965	83,772
Class B units	27,825	—
General partner’s interest	17,873	12,138
Holders of incentive distribution rights	1,110	1,616
Accumulated other comprehensive loss	(738)	(751)

Total partners’ capital	769,392	435,687

Total liabilities and partners’ capital	$1,288,096	$939,493

NRP Reports 1st Quarter 2007 Results	Page 9 of 9
NATURAL RESOURCE PARTNERS L.P.
RECONCILIATION OF UNAUDITED GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	For the three months ended
	March 31,
	2007	2006
	(Unaudited)
Cash flow from operations	$30,743	$36,650
Less reserves for future principal payments	(2,400)	(2,350)

Distributable cash flow	$28,343	$34,300

-end-